Exhibit 5.1

February 4, 2019 U.S. Bancorp 800 Nicollet Mall Minneapolis, Minnesota 55402	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented U.S. Bancorp, a Delaware corporation (the “Company”), in connection with the offering and sale of $1,300,000,000 aggregate principal amount of the Company’s 3.375% Medium-Term Notes, Series X (Senior) due February 5, 2024 (the “Securities”), under the Registration Statement (as defined below), pursuant to the Distribution Agreement, dated April 21, 2017 (the “Distribution Agreement”), among the Company and the agents listed on Schedule A thereto and the Syndicated Terms Agreement, dated January 28, 2019 (the “Terms Agreement” and, together with the Distribution Agreement, the “Agreement”), between the Company and U.S. Bancorp Investments, Inc., Goldman, Sachs & Co. LLC, Morgan Stanley & Co. LLC, Academy Securities, Inc. and Mischler Financial Group, Inc., as purchasing agents. The public offering and sale of the Securities was registered under the Registration Statement on Form S-3 (No. 333-217413) (the “Registration Statement”), including the prospectus constituting a part thereof, dated April 21, 2017, the prospectus supplement, dated April 21, 2017, and the pricing supplement, dated January 28, 2019 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Securities are being issued pursuant to the senior indenture, dated as of October 1, 1991, as amended by a first supplemental indenture, dated as of April 21, 2017 (as so amended, the “Indenture”), between the Company and Citibank, N.A., as senior trustee.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion expressed herein, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) an executed copy of the Agreement, (iv) an executed copy of the Indenture, (v) an executed copy of the master global note representing the Securities and (vi) the corporate records of the Company, including its certificate of incorporation, bylaws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the original documents of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP

(Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados

(a Brazilian partnership).

Mayer Brown LLP

U.S. Bancorp

February 4, 2019

As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that the Securities have been duly authorized and executed and, when issued and delivered by the Company pursuant to the Agreement against payment therefor, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

We are admitted to practice in the State of New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Securities, which is incorporated by reference into the Registration Statement, and to the reference to our firm contained therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

ESB:JJC